Exhibit 99.1

                Willis Group Names Eric Dinallo General Counsel


     NEW YORK--(BUSINESS WIRE)--March 29, 2006--Willis Group Holdings (NYSE:
WSH), the global insurance broker, today announces the appointment of Eric Dinallo as General Counsel. He will also join Willis' Partners Group, the company's top management committee.
     In this role, Mr. Dinallo will be responsible for the Group's legal and regulatory affairs globally. Reporting to Joe Plumeri, Chairman and Chief Executive Officer, he will lead the work of the legal, compliance, audit and corporate secretariat teams across the Company.
     Formerly Managing Director, Head of Regulatory Affairs at Morgan Stanley, Dinallo built the company's regulatory group and directed its strategy resulting in improved regulatory relations. Prior to joining Morgan Stanley, Dinallo served as the Chief of the Investment Protection Bureau of the New York Attorney General.
     Dinallo has also served as Assistant District Attorney in the New York County District Attorney's Office; was a Litigation Associate at Paul Weiss; and, clerked for The Honorable David M. Ebel, United States Court of Appeals, Tenth Circuit in Denver, Colorado.
     A graduate of Vassar College, Dinallo holds a Master's Degree from the Duke University School of Public Policy and a Juris Doctor from the New York University School of Law.
     "Eric Dinallo is a tested-attorney with strong business skills who brings to Willis a history of implementing best practices," said Plumeri. "His success in building a principles-based culture makes him the perfect fit for Willis. He also brings experience with global sales organizations and is well-aligned with our vision of building an enduring company."
     Dinallo succeeds William P. Bowden, Jr. who is retiring from Willis next month after 5 years of distinguished service. "Since joining the Company in 2001, Bill has done tremendous work strengthening our corporate governance and enhancing our audit and compliance processes," said Plumeri.

     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 13,000 associates serves clients in some 180 countries. Additional information on Willis may be found on its web site www.willis.com.


    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, +1 212-837-0880
             kerry.calaiaro@willis.com
             or
             Media:
             Dan Prince, +1 212-837-0806
             daniel.prince@willis.com